Exhibit 99.1

For Immediate Release – October 30, 2006

For Information Contact:
Curtis L. Hage, Chairman, President and CEO
Sioux Falls, South Dakota
Phone:  (605) 333-7556

HF Financial Corp. Announces First Quarter Earnings and Increases Dividend

Asset Quality Improves; Q1 Earnings increase 7 percent year-over-year

SIOUX FALLS, SD, October 30 – HF Financial Corp. (NASDAQ: HFFC), reported earnings of $1.1 million, or $0.27 per share of diluted earnings, for the fiscal first quarter ended September 30, 2006 versus $1.0 million, or $0.26 per share of diluted earnings, in the comparable period in 2005.

Net interest income for the quarter, prior to the company’s provision for loan losses, totaled $6.4 million, an increase of $83,000 or 1.3% over the same period last year.  For the quarter, the provision for loan and lease losses decreased by 37.0% to $291,000 from $462,000 in the comparable period last year.  Net interest income after provision for loan and lease losses totaled $6.1 million, up 4.3% from $5.9 million in the comparable period last year.

Net interest margin on a fully taxable equivalent basis for the quarter was 2.86% compared to 3.02% for the comparable period last year.  During the quarter, $724,000 in loans were placed into nonaccrual status resulting in a reversal of $114,000 in interest income.  This reduced net interest margin by five basis points.  Higher interest rates also raised the cost of deposits and interest expense on the company’s trust preferred securities for the quarter increased by $133,000, lowering net interest margin by six basis points compared to the comparable period last year.

In the second quarter, the company intends to exercise its option to refinance $10.0 million of trust preferred securities, originally issued in November 2001.  The funding is calculated at a rate based on three-month LIBOR plus 1.83%, compared to the six-month LIBOR plus 3.75%.  The unamortized amount of $290,000 in SFAS 91 fees, related to the issuance, will be written off.

Total nonperforming assets decreased $4.4 million, or 50.9%, at September 30, 2006 compared to the same quarter last year.  The decrease in nonperforming assets was primarily attributable to a decrease of $4.6 million in non-accruing loans and leases from $5.9 million at September 30, 2005 to $1.3 million at September 30, 2006.

Average earning assets increased 7.3%, yielding 6.62% for the quarter ended September 30, 2006 compared to the comparable period last year, which yielded 5.88%.  Average interest-bearing liabilities increased 7.3%, with a cost of funds of 4.25% for the quarter ended September 30, 2006 compared to the similar period last year with a cost of funds rate of 3.23%.

“Our first quarter represented another period during which the company operated more efficiently and profitably,” said Curt Hage, chairman, president and CEO of the company.  “The performance of our loan and lease portfolio continued to improve and non-performing assets decreased dramatically.”

Noninterest income for the quarter totaled $2.3 million, down 1.7%, versus the comparable period in 2005, a result primarily attributable to a decrease of $103,000 in net gain on sale of loans as a result of fewer loans being sold into the secondary market offset by an increase of $61,000 in loan servicing income.

Noninterest expense during the quarter increased $235,000, or 3.5%, over the comparable period in 2005, a result primarily attributable to increases of $264,000 in marketing expenses associated with several targeted product promotions, $158,000 in occupancy and equipment costs relating to three new branch openings that occurred subsequent to the end of the first quarter.  Partially offsetting these increases was a decrease of $147,000 in compensation and employee benefits.

Deposits at September 30, 2006 totaled $741,000, a decrease of $27,000 or 3.5% from the balance at June 30, 2006.  For the quarter, savings accounts decreased from $76.7 million to $31.5 million, offset by an increase in certificates of deposit from $320.2 million to $356.7 million.  This decrease in savings accounts was primarily a result of seasonal fluctuations experienced in public funds, while the increase in certificates of deposit were primarily driven by commercial business accounts.

Home Federal Closes on Purchase of Mortgage Servicing Rights

During the quarter, Home Federal Bank, the banking subsidiary of the company, closed on the purchase from Great Western Bank of the rights to service mortgages held by the South Dakota Housing Development Authority (SDHDA) and Fannie Mae.

The purchase of the additional servicing business brings to more than $1.9 billion the value of Home Federal’s assets under management. Now servicing more than 72 percent of the SDHDA’s outstanding loans, Home Federal is the largest servicer of SDHDA loans. The transfer of the servicing rights was approved by the SDHDA in August.

“This has always been a rewarding source of business for us,” Hage said.  “Our mortgage servicing business has been a long-standing core competency, representing a reliable income stream for Home Federal. This acquisition only adds to that portfolio, allowing us to further leverage our infrastructure and expertise in this line of our business.”

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 10.50 cents per share for the first quarter of the 2007 fiscal year.  This is an increase from the dividend of 10.25 cents from the prior four quarters.  The dividend will be paid on November 15, 2006 to stockholders of record on November 8, 2006.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., As of September 30, 2006, the company had total assets of $987.2 million and stockholders’ equity of $58.3 million at September 30, 2006.  The company is the largest publicly traded savings association headquartered in South Dakota, with 35 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan portfolios; unexpected claims against the company’s self-insured health plan; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Interest, dividend and loan fee income:
Loans and leases receivable	$13,240	$11,121
Investment securities and interest-earning deposits	1,838	1,351
	15,078	12,472
Interest expense:
Deposits	6,541	4,296
Advances from Federal Home Loan Bank and other borrowings	2,119	1,841
	8,660	6,137

Net interest income	6,418	6,335

Provision for losses on loans and leases	291	462
Net interest income after provision for losses on loans and leases	6,127	5,873

Noninterest income:
Fees on deposits	1,193	1,176
Loan servicing income	329	268
Gain on sale of loans, net	196	299
Trust income	216	195
Other	410	447
	2,344	2,385
Noninterest expense:
Compensation and employee benefits	4,156	4,303
Occupancy and equipment	938	780
Other	1,815	1,591
	6,909	6,674
Income before income taxes	1,562	1,584
Income tax expense	465	561
Net income	$1,097	$1,023

Earnings per share:
Basic	$0.28	$0.26
Diluted	0.27	0.26
Weighted average shares:
Basic	3,959,622	3,847,016
Diluted	4,035,496	3,940,277

Outstanding shares: (end of period)	3,965,479	3,929,262

Share data for all periods presented has been adjusted for the 10% stock dividend paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	9/30/2006	6/30/2006	9/30/2005

Balance Sheet Data
Total assets	$987,195	$961,294	$917,918
Cash and cash equivalents	14,919	27,037	19,093
Securities available for sale	153,167	145,518	149,960
Loans and leases receivable, net	741,558	721,603	672,803
Loans held for sale	9,311	7,623	17,265
Deposits	741,801	769,002	677,291
Advances from Federal Home Loan Bank and other borrowings	131,975	91,620	135,226
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	58,323	56,058	54,474

Equity to total assets (end of period)	5.91%	5.83%	5.93%
Book value per share (1)	$14.71	$14.20	$13.86

Tier I (core) capital (2)	8.09%	8.10%	8.23%
Risk-based capital (2)	10.64%	10.65%	10.66%

Number of full-service offices	35	35	34

Asset Quality
Nonaccruing loans and leases	$1,300	$1,035	$5,896
Accruing loans and leases delinquent more than 90 days	2,113	2,330	2,628
Foreclosed assets	845	527	148
Total nonperforming assets	$4,258	$3,892	$8,672

Allowance for loan and lease losses	$5,631	$5,657	$3,571
Impaired loan valuation allowance	—	—	1,750
Total allowance for loans and lease losses	$5,631	$5,657	$5,321

Ratio of nonperforming assets to total assets (end of period)	0.43%	0.40%	0.94%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.45%	0.46%	1.23%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.74%	0.77%	0.77%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	164.99%	168.11%	62.42%

(1)  Equity divided by number of shares of outstanding common stock.  Retroactively adjusted for the 10% stock dividend paid on April 24, 2006.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At September 30, 2006		At June 30, 2006
		Percent of		Percent of
		Loans in		Loans in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

One-to four-family (1)	$102,325	13.69%	$100,585	13.83%
Commercial business and real estate (2) (3)	257,670	34.49%	247,643	34.06%
Multi-family real estate	33,963	4.55%	34,066	4.68%
Equipment finance leases	28,193	3.77%	29,406	4.04%
Consumer Direct (4) (5)	110,943	14.85%	110,493	15.19%
Consumer Indirect	91,173	12.20%	91,601	12.60%
Agricultural	94,257	12.61%	89,437	12.30%
Construction and development	28,665	3.84%	24,029	3.30%
Total Loans and Leases Receivable (6)	$747,189	100.00%	$727,260	100.00%

(1) Excludes $7,442 and $6,980 loans held for sale at September 30, 2006 and June 30, 2006, respectively.

(2) Includes $3,388 and $3,388 tax exempt leases at September 30, 2006 and June 30, 2006, respectively.

(3) Excludes $223 and $223 commercial loans held for sale at September 30, 2006 and June 30, 2006, respectively.

(4) Includes mobile home loans.

(5) Excludes $1,646 and $420 student loans held for sale at September 30, 2006 and June 30, 2006, respectively.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At September 30, 2006		At June 30, 2006
		Percent of		Percent of
		Deposits in		Deposits in
	Amount	Each Category	Amount	Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$80,741	10.88%	$84,757	11.02%
Interest bearing accounts	55,297	7.45%	54,862	7.14%
Money market accounts	217,575	29.33%	232,471	30.23%
Savings accounts	31,494	4.25%	76,695	9.97%
Certificates of deposit	356,694	48.09%	320,217	41.64%
Total Deposits	$741,801	100.00%	$769,002	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	9/30/2006	9/30/2005
Balance, beginning	$5,657	$5,076
Provision charged to income	291	462
Charge-offs	(428)	(276)
Recoveries	111	59
Balance, ending	$5,631	$5,321

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2006		9/30/2005
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$744,497	7.06%	$689,195	6.40%
Investment securities (2) (3)	158,540	4.60%	152,576	3.51%
Total interest-earning assets	903,037	6.62%	841,771	5.88%
Noninterest-earning assets	62,233		59,630
Total assets	$965,270		$901,401

Interest-bearing liabilities:
Deposits:
Checking and money market	$280,114	3.74%	$268,858	2.64%
Savings	43,755	2.37%	51,284	1.86%
Certificates of deposit	335,059	4.31%	281,467	3.20%
Total interest-bearing deposits	658,928	3.94%	601,609	2.83%
FHLB advances and other borrowings	121,867	4.80%	124,328	4.24%
Subordinated debentures payable to trusts	27,837	9.19%	27,837	7.30%

Total interest-bearing liabilities	808,632	4.25%	753,774	3.23%
Noninterest-bearing deposits	79,497		75,257
Other liabilities	19,939		18,460
Total liabilities	908,068		847,491
Equity	57,202		53,910
Total liabilities and equity	$965,270		$901,401

Net interest spread (4)		2.37%		2.65%
Net interest margin (4) (5)		2.82%		2.99%
Net interest margin, TE (6)		2.86%		3.02%
Return on average assets (7)		0.45%		0.45%
Return on average equity (8)		7.67%		7.59%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2006 and September 30, 2005 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.